UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Frederick County Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FREDERICK COUNTY BANCORP, INC.

9 North Market Street
Frederick, Maryland 21701

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held April 11, 2006

To the Shareholders of Frederick County Bancorp, Inc.:

The Annual Meeting of Shareholders of Frederick County Bancorp, Inc. will be held at:

Dutch’s Daughters
581 Himes Avenue
Frederick, Maryland

on April 11, 2006 at 7:00 p.m. for the following purposes:

(1)         To elect eleven (11) directors to serve until their successors are duly elected and qualified.

(2)         To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Shareholders of record as of the close of business on February 3, 2006 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement of the meeting.

By Order of the Board of Directors

Frederick, Maryland	Raymond Raedy,
March 3, 2006	Secretary

Please sign, date and return your proxy promptly, whether or not you plan to attend the meeting in person. No postage is required if mailed in the United States in the enclosed envelope. If you attend the meeting, you may, if you desire, revoke your proxy and vote in person. If your shares are not registered in your name, you will need additional information from your recordholder in order to vote in person.

FREDERICK COUNTY BANCORP, INC.
9 North Market Street
Frederick, MD 21701

ANNUAL MEETING OF SHAREHOLDERS
Proxy Statement

This proxy statement is being sent to shareholders of Frederick County Bancorp, Inc., a Maryland corporation (the “Company”), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held at 7:00 p.m. on April 11, 2006 (the “Meeting”), and at any adjournment or postponement of the Meeting. The purposes of the Meeting are:

(1)         To elect eleven (11) directors to serve until their successors are duly elected and qualified.

(2)         To transact such other business as may properly come before the Meeting or any adjournment or postponement of the Meeting.

The Meeting will be held at:

Dutch’s Daughters
581 Himes Avenue
Frederick, Maryland

This proxy statement and proxy card are being sent to shareholders of the Company on or about March 3, 2006. A copy of our Annual Report on Form 10-K for the year ended December 31, 2005, which includes our audited financial statements, also accompanies this proxy statement.

VOTING RIGHTS AND PROXIES

Voting Rights

Only shareholders of record at the close of business on February 3, 2006 will be entitled to notice of and to vote at the Meeting or any adjournment or postponement of the Meeting. On that date, there were 1,458,602 shares of our common stock, par value $0.01 per share, outstanding, held by approximately 661 shareholders of record. The common stock is the only class of the Company’s stock of which shares are outstanding. Each share of common stock is entitled to one vote on all matters submitted to a vote of the shareholders. Shareholders do not have the right to cumulate votes in the election of directors. The presence at the Meeting, in person or by proxy, of not less than a majority of the total number of outstanding shares of common stock is necessary to constitute a quorum.

Proxies

Properly executed proxies which are received by the Company in time to be voted at the Meeting will be voted as specified by the shareholder giving the proxy. In the absence of specific instructions, proxies received will be voted FOR the election of the nominees for election as directors. Management does not know of any matters other than those described in this proxy statement that will be brought before the Meeting. If other matters are properly brought before the Meeting, the persons named in the proxy intend to vote the shares to which the proxies relate in accordance with their best judgment.

The judges of election appointed by the Board of Directors for the Meeting will determine the presence of a quorum and will tabulate the votes cast at the Meeting. Abstentions will be treated as present for purposes of determining a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the vote of shareholders. If a broker indicates that he or she does not have discretionary authority to vote any shares of common stock on a particular matter, such shares will be treated as present for general quorum purposes, but will not be considered as present or voted with respect to that matter.

Please sign, date, mark and promptly return the enclosed proxy in the postage paid envelope provided for this purpose in order to assure that your shares are voted. You may revoke your proxy at any time before it is voted at the Meeting:

•       by granting a later proxy with respect to the same shares;

•       by sending written notice to Raymond Raedy, Secretary of the Company, at the address noted above, at any time prior to the proxy being voted; or

•       by voting in person at the Meeting.

Attendance at the Meeting will not, in itself, revoke a proxy. If your shares are held in the name of your bank or broker, you will need additional documentation to vote in person at the meeting. Please see the voting form provided by your recordholder for additional information regarding the voting of your shares.

Many shareholders whose shares are held in an account at a brokerage firm or bank will have the option to submit their proxies or voting instructions electronically through the Internet or by telephone. Shareholders should check the voting form or instructions provided by their recordholder to see which options are available. Shareholders submitting proxies or voting instructions electronically should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that would be borne by the shareholder. To revoke a proxy previously submitted electronically, a shareholder may simply submit a new proxy at a later date before the taking of the vote at the Meeting, in which case, the later submitted proxy will be recorded and the earlier proxy will be revoked.

VOTING SECURITIES AND PRINCIPAL HOLDERS

The following table sets forth certain information as of February 3, 2006 concerning the number and percentage of shares of the Company’s common stock beneficially owned by its directors, nominees for director, and executive officers for whom compensation information is included in this proxy statement, and by its directors and executive officers as a group. Except as otherwise indicated, all shares are owned directly, and the named person possesses sole voting and sole investment power with respect to all such shares. Except as indicated below, the Company knows of no other person or persons, other than street name nominee owners, who, beneficially or of record, own in excess of five percent of the Company’s common stock. Further, the Company is not aware of any arrangement, which at a subsequent date may result in a change of control of the Company.

Name	Age	Year First Elected Director	Number of Shares Beneficially Owned(1)		Percentage of Class Beneficially Owned(2)
Directors
Emil D. Bennett	59	2002	37,800		2.59%
John N. Burdette	78	2001	41,920	(3)	2.85%
J. Denham Crum	60	2001	36,920	(4)	2.51%
George E. Dredden, Jr.	76	2001	4,400	(5)	0.30%
William S. Fout	66	2001	32,620	(6)	2.22%
Helen G. Hahn	69	2004	1,500		0.10%
William J. Kissner	65	2001	64,720	(7)	4.40%
Martin S. Lapera 9 North Market Street Frederick, Maryland 21701	53	2001	109,220	(8)	7.38%
Kenneth G. McCombs	66	2001	57,220	(9)	3.89%
Farhad Memarsadeghi	60	2002	56,300	(10)	3.86%
Raymond Raedy	65	2001	49,608	(11)	3.37%
Executive Officers
William R. Talley, Jr.	50	N/A	37,994	(12)	2.57%
All directors and executive officers as a group (12 persons)			530,222	(13)	33.77%

(1)          In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of common stock with respect to which he or she has sole or shared voting and/or investment power, including any shares which he or she has the right to acquire within 60 days. The table includes shares owned by spouses, other immediate family members in trust, shares held in retirement accounts or retirement funds for the benefit of the named individuals, and other forms of ownership, over which shares the persons named in the table possess voting and investment power.

(2)          Based on 1,458,602 shares outstanding as of February 3, 2006, except with respect to persons holding options to acquire common stock exercisable within sixty days of that date, in which event represents percentage of shares issued and outstanding plus the number of such options held by such person, and all directors and officers as a group, which represents percentage of shares outstanding plus the number of such options held by all such persons as a group.

(3)          The shares attributable to Mr. Burdette include 6,500 shares held in trust as to which he has voting and investment power. Also included in the total shares owned are options, currently exercisable, to purchase 11,920 shares of the Company’s common stock.

(4)          The shares attributed to Mr. Crum include 16,000 shares as to which Mr. Crum shares voting and investment power with his wife, and 9,000 shares held in trust as to which Mr. Crum has voting and investment power. Also included in the total shares owned are options, currently exercisable, to purchase 11,920 shares of the Company’s common stock.

(5)          The shares attributed to Mr. Dredden include 3,150 shares as to which Mr. Dredden shares voting and investment power with his wife. Also included in the total shares owned are options, currently exercisable, to purchase 1,250 shares of the Company’s common stock.

(6)          The shares attributed to Mr. Fout include 3,500 shares as to which Mr. Fout shares voting and investment power with his wife and 2,000 shares owned by his wife as to which Mr. Fout disclaims beneficial ownership. Also included in the total shares owned are options, currently exercisable, to purchase 11,920 shares of the Company’s common stock.

(7)          The shares attributed to Mr. Kissner include 22,500 shares held in trust as to which Mr. Kissner had voting and investment power and 30,000 shares owned by Mr. Kissner’s wife, as to which Mr. Kissner disclaims beneficial ownership. Also included in the total shares owned are options, currently exercisable, to purchase 11,920 shares of the Company’s common stock.

(8)          The shares attributed to Mr. Lapera include 48,100 shares as to which Mr. Lapera shares voting and investment power with his wife, 13,450 shares owned by Mr. Lapera’s wife and 750 shares owned by Mr. Lapera’s wife with their daughter as to which Mr. Lapera disclaims beneficial ownership. Also included in the total shares owned are options, currently exercisable, to purchase 21,920 shares of the Company’s common stock.

(9)          The shares attributed to Mr. McCombs include 45,300 shares as to which Mr. McCombs shares voting and investment power with his wife. Also included in the total shares owned are options, currently exercisable, to purchase 11,920 shares of the Company’s common stock.

(10)   The shares attributed to Mr. Memarsadeghi include 24,000 shares owned by Mr. Memarsadeghi’s wife and 8,000 shares owned by his daughters as to which Mr. Memarsadeghi disclaims beneficial ownership.

(11)   The shares attributed to Mr. Raedy include 31,944 shares owned by Mr. Raedy’s wife with their sons and 1,614 shares owned by Mr. Raedy’s wife, as to which Mr. Raedy disclaims beneficial ownership. Also included in the total shares owned are options, currently exercisable, to purchase 11,920 shares of the Company’s common stock.

(12)   The shares attributed to Mr. Talley include 11,524 shares as to which Mr. Talley shares voting and investment power with his wife and 3,800 shares owned by Mr. Talley’s wife. Also included in the total shares owned are options, currently exercisable, to purchase 16,920 shares of the Company’s common stock.

(13)   Includes options, currently exercisable, to purchase an aggregate of 111,610 shares of common stock.

ELECTION OF DIRECTORS

Eleven (11) directors will be elected at the Meeting for a one-year period until the 2007 Annual Meeting of Shareholders and until their successors have been elected and qualified. Unless authority is withheld, all proxies in response to this solicitation will be voted for the election of the nominees listed below. Each nominee has indicated a willingness to serve if elected. However, if any nominee becomes unable to serve, the proxies received in response to this solicitation will be voted for a replacement nominee selected in accordance with the best judgment of the proxy holders named therein. Each of the nominees for election as director currently serves as a director, and has served as a director since the Company became the holding company for Frederick County Bank (the “Bank”), except for Mrs. Hahn, who became a director in July 2004. The term of service indicated for each director includes service as a director of the Bank before the holding company was established. The Board of Directors has determined that each director other than Mr. Lapera is an “independent director” as that term is defined in Rule 4200(a)(15) of the National Association of Securities Dealers (the “NASD”).

Vote Required and Recommendation of the Board of Directors.   Nominees receiving a plurality of the votes cast at the Meeting in the election of directors will be elected as directors in the order of the number of votes received. The Board of Directors recommends that shareholders vote FOR each of the nominees to the Board of Directors.

Nominees for Election as Directors

Set forth below is certain information concerning the nominees for election as director of the Company. Except as otherwise indicated, the occupation listed has been such person’s principal occupation for a least the last five years.

Emil D. Bennett.   Mr. Bennett is currently President and owner of Rock Creek Realty, a full-service real estate firm headquartered in Thurmont, Maryland. He is also the President of Bennett Land Company, a builder/developer with 40 years experience in the industry. Mr. Bennett is currently on the Board of Directors of Mt. Olivet Cemetery and Vice President of Lorelei II Condo Associates in Ocean City. He is very involved in the local community, and is currently a member of the National Association of Home Builders and of the National Association of Realtors.

John N. Burdette.   Mr. Burdette is a principal in the Frederick, Maryland, law firm of Offutt, Horman, Burdette, P.A., where his practice concentrates on Federal tax law, estate planning, and probate administration. He joined Offutt, Horman, Burdette & Frey in 1983 following retirement as a Senior Executive from the Internal Revenue Service. Mr. Burdette received degrees in accounting and law from the University of Baltimore, and is a member of the Maryland Bar. He serves as a Director of several tax-exempt corporations; and is a member of the Rotary Club of Frederick.

John Denham Crum.   Mr. Crum is Owner/Manager of Crumland Farms, LLC, Frederick, Maryland, a family business, which he joined in 1968. After graduating from Frederick High School, he attended Frederick Community College, and received his B.S. in Dairy Science from Iowa State University. Mr. Crum has been involved in many farm organizations, including the Farm Bureau, Capital Milk Producers, Maryland Virginia Milk Producers Coop, and the Holstein Freisian Council. His club memberships include the Rotary Club of Frederick, Frederick Jaycees (Director), Frederick Catoctin Club (Director), and Frederick Elks. Mr. Crum has served on the local and corporate boards of the Homewood Retirement Centers and has volunteered his time with the Frederick Community Foundation. He is a member of the Frederick County Planning Commission. He also has served on the Banner School Board, was active in the PTA of Monocacy Middle and Thomas Johnson High Schools, and has volunteered for many church youth activities.

George E. Dredden, Jr.   Mr. Dredden is the former Owner and Publisher of The County Globe Newspaper. After 35 years as a Federal Government Manager, he started Sussex Group, LLC, a management consulting firm. He is currently a member of the Episcopal Ministries to the Aging, Inc. Board of Trustees, member of the Copper Ridge Inc. Board of Directors, and a member of the Frederick County Office of Economic Development Business Development Advisory Council. He is a past President of the Chamber of Commerce of Frederick County, and past Secretary of the Frederick Memorial Heath Care System. Mr. Dredden is a member of St. John the Evangelist Catholic Church in Frederick, Maryland and the Frederick Rotary Club.

William S. Fout.   Mr. Fout is the President of William S. Fout, Inc., Frederick, Maryland, a crane and rigging service, which he founded in 1973. He is a graduate of Frederick High School and of the Virginia

Military Institute with a Bachelor of Science degree in Civil Engineering. Mr. Fout is a Fellow member of the American Society of Civil Engineers and is a registered engineer in both Maryland and Virginia. From 1969 through 1979, he served as the Frederick County Highway Engineer. Mr. Fout was a member of the Frederick County Planning Commission from 1983-1993, acting as chairman during 1993. He currently serves on the Board of Property Review of Frederick County.

Helen G. Hahn.   Mrs. Hahn has 35 years of banking experience in local community banking, starting her career as a courier with Frederick County National Bank (FCNB) and ultimately reaching the position of Senior Vice President of Operations with FCNB Bank before her retirement in 2001. She is currently employed as Treasurer for the Evangelical Lutheran Church in Frederick. She is also a member of the Board of Directors of The Loats Foundation, which provides scholarship assistance to students attending area colleges and universities. Mrs. Hahn’s involvement in the local community includes many years of service on the United Way’s Allocation Committees. She is a member of the Evangelical Lutheran Church, where she is an active participant in the music ministry of the church. Mrs. Hahn resides in Frederick County.

William J. Kissner.   Mr. Kissner is a 50% owner and the Vice President, Engineering of Miscellaneous Metals, Inc., Frederick, Maryland, a steel fabrication and erection business, which he co-founded in 1977. He attended the Columbia Technical School of Arlington, Virginia and the Washington School of Drafting, in Washington, DC. Miscellaneous Metals, Inc. employs 160 people and has annual sales of $20 million.

Martin S. Lapera.   Mr. Lapera, a resident of Frederick County, Maryland, is President and Chief Executive Officer of the Company. Mr. Lapera was Executive Vice President of FCNB Corp, Frederick, Maryland, until its acquisition by BB&T Corporation in January 2001, and Executive Vice President, Chief Operating Officer and Chief Lending Officer of FCNB Bank, its $1.6 billion subsidiary, and Senior Vice President and Senior Credit Officer of the Potomac region of BB&T Bank (comprised primarily of Frederick County), until May 2001. Prior to joining FCNB Bank in 1985, Mr. Lapera was Vice President of First National Bank of Maryland. Mr. Lapera received a degree in Business from Towson State University and an MBA from the University of Baltimore.

Kenneth G. McCombs.   Mr. McCombs is a 50% owner and President of Miscellaneous Metals, Inc., Frederick, Maryland, a steel fabrication and erection business, which he co-founded in 1977. He attended the Columbia Technical School of Arlington, Virginia and the Washington School of Drafting, in Washington, DC. Miscellaneous Metals, Inc. employs 160 people and has annual sales of $20 million.

Farhad Memarsadeghi.   Mr. Memarsadeghi is currently President and owner of Admar Construction, Incorporated, a residential housing development firm headquartered in Frederick, Maryland. He is also the CEO of Admar Custom Homes, and a General Partner of Coblentz Farm Limited Partnership. Mr. Memarsadeghi graduated from Tehran University with a Master’s Degree in Architecture. He is very involved in the local community, and is currently a member of the National Association of Home Builders.

Raymond Raedy.   Mr. Raedy is the primary organizer of the Company. He is an investor and business owner residing in Frederick, Maryland. Since 1980, Mr. Raedy has owned several businesses. He currently is a partner in one pharmacy and owns a real estate investment firm. He is a graduate of the University of Notre Dame and the Washington College of Law at the American University. He is a member of the Maryland Bar, but has not engaged in the practice of law since 1983. Mr. Raedy has held positions at the American Enterprise Institute, the Republican National Committee, the Maryland Legislature, and the United States Senate in the Sergeant at Arms Office. He has been Counsel to the National Society of Public Accountants, the Health Insurance Association of American, the American Bankers Associations, and an insurance brokerage firm, Alexander & Alexander. Mr. Raedy is a lector at his church and served as President of the Rotary Club of Frederick, Maryland, where he has lived since 1974.

William R. Talley, Jr.   Mr. Talley, Executive Vice President and Chief Financial Officer of the Company and the Bank, was previously Senior Vice President and Chief Financial Officer of the Bank. Prior to joining the Bank he was Comptroller and Assistant Treasurer of FCNB Corp, Frederick, Maryland, until its acquisition by BB&T Corporation in January 2001, and Senior Vice President and Comptroller of FCNB Bank, its $1.6 billion subsidiary, until the merger of FCNB Bank into BB&T Bank in March 2001. He received his BS in Accounting from Mount Saint Mary’s College and is a member of the American Institute of Certified Public Accountants. He is also a member of the Finance Committee for the Board of Trustees for the Frederick Community College Foundation, a member of the Board of Trustees for the Record Street Home for the Aged and a member of the Rotary Club of Carroll Creek.

Meetings, Committees and Procedures of the Board of Directors

Meetings.   The Board of Directors of the Company met twenty-three times (23) during 2005. All members of the Board of Directors attended at least 75% of the meetings held by the Board of Directors and by all committees on which such member served during the 2005 fiscal year or any portion thereof.

Audit Committee.   The Board of Directors has a standing Audit Committee. The Audit Committee assists the Board of Directors of the Company in exercising its fiduciary responsibilities for oversight of audit and related matters, including corporate accounting, internal controls and regulatory compliance. Its duties include: monitoring the Company’s internal controls and procedures; recommending the selection of independent auditors; reviewing the scope of audits conducted by the independent auditors, as well as the results of their audits; and reviewing policies relating to compliance with applicable banking and other laws. The Board of Directors has adopted a written charter for the Audit Committee. The Audit Committee is currently comprised of Messrs. Dredden, Fout, Kissner (Chairman) and Memarsadeghi. Each of the members of the Audit Committee is independent, as determined under NASD Rule 4200(a)(15) and Rule 4350(d)(2)(A). During the 2005 fiscal year, the Audit Committee met four (4) times.

The audit committee is also responsible for the pre-approval of all non-audit services provided by its independent auditors. Non-audit services are only provided by the Company’s auditors to the extent permitted by law. Pre-approval is required unless a “de minimus” exception is met. To qualify for the “de minimus” exception, the aggregate amount of all such services provided to the Company must constitute not more than five percent of the total amount of revenues paid by the Company to its independent auditors during the fiscal year in which the non-audit services are provided; such services were not recognized by the Company at the time of the engagement to be non-audit services; and the non-audit services are promptly brought to the attention of the committee and approved prior to the completion of the audit by the committee or by one or more members of the committee to whom authority to grant such approval has been delegated by the committee.

Nominations.   The Board of Directors has a standing Corporate Governance and Compensation Committee which performs the functions of the nominating committee and recommends nominees for election as director to the Board of Directors. The committee is currently comprised of Mrs. Hahn and Messrs. Bennett (Chairman), Crum and McCombs. All of the members of the Corporate Governance and Compensation Committee are independent directors within the meaning of NASD Rule 4200(a)(15). The committee, which met one (1) time in 2005, does not have a charter.

The committee will consider director candidates nominated by shareholders during such times as the Company is actively considering obtaining new directors. Candidates recommended by shareholders will be evaluated by reviewing, through candidate interviews with members of the Board and management, consultation with the candidate’s associates and through other means, a candidate’s honesty, integrity, reputation in and commitment to the community, judgment, personality, and thinking style, willingness to invest in the Company, residence, willingness to devote the necessary time, potential conflicts of interest, independence, understanding of financial statements and issues, and the willingness and ability to engage in meaningful and constructive discussion regarding Company issues. The committee would also review any special expertise, for example, expertise that qualifies a person as an audit committee financial expert, and membership or influence in a particular geographic or business target market, or other relevant business experience.

The Board will consider director candidates nominated by shareholders during such times as the Company is actively considering obtaining new directors. Shareholders who want to suggest a candidate for consideration should send a letter, addressed to:

Chairman
Corporate Governance & Compensation Committee
Frederick County Bancorp, Inc.
P.O. Box 1100
Frederick, MD 21702-0100

The letter must include the following: (1) a statement that the writer is a shareholder and is proposing a candidate for consideration; (2) the name and contact information for the candidate; (3) a statement of the candidate’s business and educational experience; (4) information regarding the candidate’s qualifications to be director; (5) information regarding any relationship or understanding between the proposing shareholder and the candidate; and (6) a statement that the candidate is willing to be considered and willing to serve as director if nominated and elected. Because of the limited resources of the Company and the limited occasion to seek additional directors, there is no assurance that: all shareholder proposed candidates will be fully considered, all candidates will be considered equally, or the proponent of any candidate or the proposed candidate will be contacted by the Chairman, and no undertaking to do so is implied by the willingness to consider candidates proposed by shareholders. Nominations must be received by November 1 to be considered for director elections to be held the following year. To date, the Company has not paid any fee to any third party to identify or evaluate, or to assist it in identifying or evaluating, potential nominees.

Compensation.   The Corporate Governance and Compensation Committee performs the function of a compensation committee. The committee is responsible for making recommendations to the Board of Directors regarding executive compensation and incentive compensation awards and plans.

Shareholders Communications with Board.   Any shareholder is free to communicate in writing with the Board of Directors on matters pertaining to the Company by addressing their comments to:

Chairman of the Board
Frederick County Bancorp, Inc.
P.O. Box 1100
Frederick, MD 21702-0100

Your letter must state you are a shareholder. The nature of the communication will determine to whom your letter will be forwarded. Based on the nature of the communication, there is no assurance that all communications will receive a response.

Director Attendance at the Annual Meeting.   It is the policy of the Company that all directors should attend each annual meeting of shareholders. All of the ten directors in office at the time of the 2005 annual meeting of shareholders attended that meeting.

Audit Committee Report

The Audit Committee has been appointed to assist the Board of Directors in fulfilling the Board’s oversight responsibilities by reviewing the financial information that will be provided to the shareholders and others, the systems of internal controls established by management and the Board and the independence and performance of the Company’s audit process.

The Audit Committee has:

(1)   reviewed and discussed with management the audited financial statements included in the Company’s Annual Report on Form 10-K;

(2)   discussed with McGladrey & Pullen, LLP, the Company’s independent auditors, the matters required to be discussed by Statement of Auditing Standards No. 61, and has received the written disclosures and letter from McGladrey & Pullen, LLP, as required by Independence Standards Board Standard No. 1; and

(3)   discussed with McGladrey & Pullen, LLP, its independence.

Based on these reviews and discussions, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. The Audit Committee has also considered whether the amount and nature of non-audit services provided by McGladrey & Pullen, LLP, is compatible with the auditor’s independence.

Members of the Audit Committee
George E. Dredden, Jr.	William S. Fout
William J. Kissner (Chairman)	Farhad Memarsadeghi

Directors’ Compensation

During 2005, the non-employee directors of the Bank received a fee of $200 for each semi-monthly Board of Directors meeting and a fee of $100 for each committee meeting. The directors did not receive any compensation for the Company’s Board of Directors meetings. The Bank paid a total of $76,043 in directors’ and committee fees, including bonus payments of $30,093, for the fiscal year ended December 31, 2005. Directors may elect to defer receipt of director fees and bonus under the Frederick County Bank Executive and Director Deferral Compensation Plan, discussed below.

EXECUTIVE OFFICER COMPENSATION AND CERTAIN TRANSACTIONS

Compensation—Overview

The following table sets forth a comprehensive overview of the compensation for Mr. Lapera, the President of the Company, and executive officers of the Company who received total salary and bonuses of $100,000 or more during the fiscal year ended December 31, 2005.

Summary Compensation Table

	Annual Compensation				Long-term Compensation Awards
Name and Principal Position	Year	Salary		Bonus(2)	Securities Underlying Options	All Other Compensation($)(3)
Martin S. Lapera, Director,	2005	$184,615		$18,083	—	$17,961	(3)
President and Chief	2004	$168,600		$20,760	—	$5,237	(4)
Executive Officer of the	2003	$170,593	(1)	—	—	$922	(5)
Company and the Bank
William R. Talley, Jr.,	2005	$145,962		$14,276	—	$12,469	(6)
Executive Vice President and	2004	$133,822		$16,486	—	$4,152	(7)
Chief Financial Officer of the	2003	$135,441	(1)	—	—	$1,936	(8)
Company and the Bank

(1)          Includes 27 pay periods.

(2)          Amounts shown as bonus compensation accrue in the year indicated and are paid in the following year.

(3)          Includes $7,710 401(k) matching contribution, $7,500 car allowance and $2,751 insurance premiums.

(4)          Includes $3,406 401(k) matching contribution and $1,831 insurance premiums.

(5)          Includes $641 401(k) matching contribution and $281 insurance premiums.

(6)          Includes $6,714 401(k) matching contribution and $3,750 car allowance and $2,005 insurance premiums.

(7)          Includes $2,703 401(k) matching contribution and $1,449 insurance premiums.

(8)          Includes $1,713 401(k) matching contribution and $223 insurance premiums.

No option or other stock based compensation was paid or granted to any executive officer in 2005.

Aggregated Option Exercises in Last Fiscal Year and
Fiscal Year End Option Values

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2005 Exercisable/Unexercisable	Value of Unexercised In-The-Money Options at December 31, 2005 Exercisable/Unexercisable
Martin S. Lapera	—	—	21,920/—	$613,760/$—
William R. Talley, Jr.	—	—	16,920/—	$473,760/$—

Employment Agreements and Benefit Plans

Employment Agreements.   Mr. Lapera has an employment agreement with the Company pursuant to which he serves as President and Chief Executive Officer of the Company. Mr. Lapera, pursuant to his agreement, which was renewed on May 23, 2005 and runs until October 1, 2009, is entitled to an annual base salary of $190,000. He is also entitled to $800,000 of Company paid life insurance (at standard rates), and participation in all other health, welfare, benefit, stock option and bonus plans, if any, generally available to officers or employees of the Company.

Mr. Talley has an employment agreement with the Company pursuant to which he serves as Executive Vice President and Chief Financial Officer of the Company. Mr. Talley, pursuant to his agreement, which was renewed on May 23, 2005 and runs until October 1, 2009, is entitled to an annual base salary of $150,000. He is also entitled to $600,000 of Company paid life insurance (at standard rates), and participation in all other health, welfare, benefit, stock option and bonus plans, if any, generally available to officers or employees of the Company.

If either Mr. Lapera’s or Mr. Talley’s employment is terminated without cause for reasons other than death, disability or in connection with a change in control (as defined), they would be entitled to receive continued payment of base salary through the end of the term of their agreements, subject to their compliance with certain non-compete provisions of the employment agreements. In the event of termination of their employment, or reduction in their compensation or position or responsibilities within 120 days before or after a change in control, or the voluntary termination of employment within the 30 day period following such 120 day period after a change in control, Mr. Lapera and Mr. Talley would be entitled to receive lump sum payments equal to 2.99 times their base salaries, subject to adjustment to avoid adverse tax consequences resulting from characterization of such amount for tax purposes as a “parachute payment.”

Employee Benefit Plans.   The Company provides a benefit program, which includes health and dental insurance, life and long term and short-term disability insurance, a 401(k) plan for substantially all full time employees, and an Executive and Director Deferred Compensation Plan. The Company also has adopted the 2001 Stock Option Plan.

401(k) profit sharing plan.   The Company has a Section 401(k) profit sharing plan (the “401(k) Plan”) covering employees meeting certain eligibility requirements as to minimum age and years of service. Employees may make voluntary contributions to the 401(k) Plan through payroll deductions on a pre-tax basis. The Company makes discretionary contributions to the 401(k) Plan based on the Company’s earnings. The Company’s contributions are subject to a vesting schedule (20 percent per year) requiring the completion of five years of service with the Company, before these benefits are fully vested. A participant’s account under the 401(k) Plan, together with investment earnings thereon, is normally distributable, following retirement, death, disability or other termination of employment, in a single lump-sum payment. The Company made $83,900 in contributions to the 401(k) Plan in 2005.

Deferred Compensation Plan.   On January 28, 2002, the Board of Directors of the Bank approved the Frederick County Bank Executive and Director Deferred Compensation Plan (the “Plan”). The Plan was effective January 1, 2002 for certain executive employees and directors of the Bank. The purpose of the Plan is to (1) allow participants an opportunity to elect to defer the receipt of compensation (“Participant Compensation Deferral”), and (2) provide a vehicle for the Bank to credit amounts on a tax deferred basis for employee participants (“Employer Contribution Credit”). The Employer Contribution Credits are subject to various vesting restrictions and are available solely to Plan participants who are employees of the Bank. The Plan is intended to be a “top hat” plan under various provisions of the Employee Retirement Income Security Act of 1974, as amended.

Each Plan participant’s account will be adjusted for credited interest or increases or decreases in the realizable net asset value, as applicable, of the designated deemed Plan investments. Benefit payments under the Plan, which in the aggregate equal the participant’s vested account balance, will be paid in a lump sum or in five or ten substantially equal, annual installments, commencing on the date or dates selected by the Plan’s participants.  There were no amounts deferred or any employer contribution credits given in 2005.

Stock Option Plan.   The Company maintains a stock option plan, adopted by shareholders at the 2002 annual meeting, to attract, retain, and motivate key officers and directors of the Company by providing them with a stake in the success of the Company as measured by the value of its shares.

The 2001 Stock Option Plan (the “Option Plan”) is administered by a committee (the “Committee”), appointed by the Board of Directors, consisting of not less than three (3) members of the Board who are not employees. In the absence at any time of a duly appointed Committee, the Option Plan will be administered by the full Board of Directors.

The purpose of the Option Plan is to advance the interests of the Company by providing directors and selected key employees of the Company with the opportunity to acquire shares of common stock. By encouraging such stock ownership, the Company seeks to attract, retain and motivate the best available personnel for positions of substantial responsibility and to provide additional incentive to directors and key employees of the Company and any affiliate to promote the success of the business as measured by the value of its shares, and to increase the commonality of interests among directors, key employees and other shareholders.

Under the Option Plan, 260,000 shares of common stock may be issued upon the exercise of “Options” granted under the Option Plan.

Under the Option Plan, the Committee may grant incentive stock options (“ISOs”) or non-incentive stock options (“Non-ISOs”) to such key employees as the Committee may designate, and may grant Non-ISOs to directors of the Company. ISOs and Non-ISOs are collectively referred to as “Options.”  In the event of any merger, consolidation, recapitalization, reorganization, reclassification, stock dividend, split-up, combination of shares or similar event in which the number or kind of shares is changed without receipt or payment of consideration by the Company, the Committee will adjust both the number and kind of shares of stock as to which Options may be awarded under the Option Plan, the affected terms of all outstanding Options, and the aggregate number of shares of common stock remaining available for grant under the Option Plan. If any Option expires, becomes unexercisable or is forfeited for any reason without having been exercised or becoming vested in full, the shares of common stock subject to such Options will be available for the grant of additional Options unless the Option Plan has expired or otherwise been terminated.

The exercise price of Options may not be less than 100% of the fair market value of the common stock on the date of grant. In the case of an optionee who owns more than 10% of the outstanding common stock on the date of grant, the option price may not be less than 110% of fair market value of the shares. As required by federal tax laws, to the extent that the aggregate fair market value (determined when an ISO is granted) of the common stock with respect to which ISOs are exercisable by an optionee for the first time during any calendar year (under all plans of the Company) exceeds $100,000, the Options will be treated as Non-ISOs, and not as ISOs. A Participant may, under the Option Plan, receive additional options notwithstanding the earlier grant of options and regardless of their having been exercised, expired, or surrendered.

The Option Plan has a term of 10 years from October 18, 2001, its effective date, after which date no Options may be granted. The maximum term for an Option is 10 years from its date of grant, except that the maximum term of an ISO may not exceed five years if the optionee owns more than 10% of the common stock on the date of grant.

As of December 31, 2005, the Company had Options for the purchase of 130,010 shares of common stock issued and outstanding under the Option Plan. As of the date hereof, options to acquire 126,540 shares of common stock remain available for issuance pursuant to the Option Plan.

Transactions with Directors, Executive Officers, and Associates

During the past year, the Company has had, and the Company expects to have in the future, banking transactions in the ordinary course of business with its directors and officers as well as with their associates. These transactions have been made on substantially the same terms, including interest rates, collateral, and repayment terms, as those prevailing at the same time for comparable transactions with unaffiliated parties. The extensions of credit to these persons have not and do not currently involve more than the normal risk of collectability or present other unfavorable features. At December 31, 2005, loans to directors and officers and their respective associates, including loans guaranteed by such persons, aggregated $1.82 million, which represented approximately 11.46% of shareholders’ equity.

The Company entered into a lease in July 2003 for approximately 3,800 square feet of office space owned by a limited liability company of which Messrs. Burdette, Lapera and Raedy are members. The lease term commenced on July 10, 2003 and will expire on July 10, 2008. Pursuant to this lease, current monthly payments are $4,096 with subsequent twelve-month periods are subject to a five percent increase. The Company also entered into another lease in February 2005 for approximately 2,418 square feet of office space with the same limited liability company. The lease term commenced on February 1, 2005 and will expire on January 31, 2010. Pursuant to this lease, the current monthly payments are $2,871 with subsequent twelve-month periods subject to a three percent increase. The Company believes that the lease is on terms which are at least as favorable to the Company as could be obtained in a transaction with an unaffiliated third party.

On January 2, 2002, the Company entered into a consulting contract with Raymond Raedy, a shareholder and director of the Company. This agreement engages Mr. Raedy to devote his efforts to assist with facilities management, Company expansion and other projects as directed by the Company’s President and will expire on December 31, 2006. As compensation for his services under this agreement, Mr. Raedy will be paid at a rate not to exceed $35,000 per year, or $175,000 over the agreement’s term.

Report of the Corporate Governance and Compensation Committee

The Corporate Governance and Compensation Committee (the “Committee”) of the Company, which performs the functions of the compensation committee for the Company, is composed of Mrs. Hahn and Messrs. Bennett (Chairman), Crum and McCombs. All of the members of the Corporate Governance and Compensation Committee are independent directors within the meaning of NASD Rule 4200(a)(15). No member of the Committee is a former or current officer or employee of the Company or the Bank. The Committee is responsible for determining the compensation of the named executive officers, including the Chief Executive Officer, Mr. Lapera. The Committee considers the relationship of corporate performance to executive compensation and establishes executive compensation, which consists primarily of three components: base salary, cash bonuses, and stock options.

Compensation is paid based on the executive officers’ individual and departmental performance, as well as the overall performance of the Company. In assessing the performance of the Company for the purpose of compensation decisions, the Committee considers numerous factors, including earnings during the past year relative to budget plans, growth, business plans for future, safety and soundness of the Bank, and changes in the value of the Company’s stock. The Committee also considers salaries paid by other financial institutions with characteristics similar to the Bank. The Committee assesses individual executive performance based on the executive’s responsibilities and the Committee’s determination of the executive’s contribution to the performance of the Bank and the accomplishment of the Bank’s strategic goals. In assessing performance for purposes of establishing base salaries, the Committee does not make use of a mechanical formula, but instead weighs the factors described above as they deem appropriate in the circumstances. The 2005 salary levels of the Company’s executive officers were established consistent with this compensation policy.

Base Salary.   Changes for base compensation for 2005 were effective April 4, 2005. In reviewing Mr. Lapera’s performance, his base salary was consistent with this compensation policy. Mr. Lapera’s review was based on the factors above, including the current financial performance of the Bank as measured by earnings, asset growth, and overall financial soundness. The Committee also considers the CEO’s leadership in setting high standards for financial performance, motivating his management colleagues, and his continued involvement in community affairs, and the Committee’s satisfaction with the management of the Bank. As a result of this review, which included a comparison of Mr. Lapera’s compensation with compensation paid to CEOs of comparable institutions, Mr. Lapera’s salary was increased by $30,000 to $190,000. Recommendations regarding the base salary of the other named executive officer was made to the Committee by the CEO and are either approved or modified by the Committee. The Committee did not reject or modify in any material way the recommendation of the CEO concerning the base salary of the other named executive officer for 2005.

Cash Bonuses.   Bonuses are discretionary and are generally granted to executive officers based on the extent to which the Bank achieves annual performance objectives as established by the Board of Directors and individual accomplishment. Bank performance objectives include net income and return on equity goals. Bonuses may also be awarded to other officers and employees based on the recommendations of supervisors, or based on the terms of individual incentive compensation arrangements. It is the Committee’s desire to limit base salary increases and provided additional compensation for performance through cash bonuses. Bonuses are accrued throughout the year and are generally paid before the end of January in the subsequent year.

In 2005, the Bank exceeded its targeted budget performance goals of earnings and return on equity and approved a bonus payment of 9.5% of base salary for all employees. Based on those results, the CEO was awarded a bonus of $18,083. This annual bonus amount was accrued as of December 31, 2005 and paid in January 2006. As of December 31, 2005, the total accrued annual bonus for the named executive officers was $32,359, which was paid in January 2006.

Stock Options.   The Committee believes that the granting of options is the most appropriate form of long-term compensation to executive officers since it believes that equity interests in the Company held by executive officers aligns the interests of shareholders and management. This approach is designed to provide incentives for the creation of shareholder value over the long term since the full benefit of this component of the compensation package cannot be realized unless stock price appreciation occurs over a number of years. Stock option grants are discretionary and are limited by the terms and conditions of the company’s 2001 Stock Option Plan. There were no options granted in 2005 to either Mr. Lapera or the other named executive officer.

Conclusion.   The Committee intends to continue the policy of linking executive compensation to corporate performance and returns to shareholders, recognizing that ups and downs of the business cycle from time to time may result in an imbalance for a particular period.

Corporate Governance and Compensation Committee

Emil M. Bennett (Chairman)	J. Denham Crum
Helen G. Hahn	Kenneth G. McCombs

Stock Performance Comparison

The following table compares the cumulative total return on a hypothetical investment of $100 in Frederick County Bancorp, Inc.’s common stock at the closing price on December 31, 2001 through December 31, 2005, with the hypothetical cumulative total return on the Nasdaq Stock Market Composite Index (U.S. Companies) and the Nasdaq Bank Index for the comparable period.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than ten percent of the common stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission, and to provide the Company with copies of all Forms 3, 4, and 5 they file.

Based solely upon the Company’s review of the copies of the forms, which it has received and written representations from the Company’s directors and executive officers, the Company is not aware of any failure of any such person to comply with the requirements of Section 16(a).

INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors has selected McGladrey & Pullen, LLP, independent public accountants, to audit the accounts of the Company for the fiscal year ended December 31, 2006. The Company has been advised by McGladrey & Pullen, LLP, that neither that firm nor any of its associates has any relationship with the Company, other than the usual relationship that exists between independent public accountants and clients. That firm audited the Company’s financial statements for 2005. Representatives of McGladrey & Pullen, LLP, are expected to be present at the Meeting and will have an opportunity to make a statement if they so desire and to respond to appropriate questions.

The following table presents fees for professional services rendered by McGladrey & Pullen, LLP for the audit of Frederick County Bancorp Inc.’s annual consolidated financial statements for the years ended December 31, 2004 and 2005, and fees billed for other services rendered by McGladrey & Pullen, LLP and RSM McGladrey, Inc. (an affiliate of McGladrey & Pullen, LLP). Except as set forth below, McGladrey & Pullen, LLP and RSM McGladrey, Inc. did not bill the Company for any other product or services during the years presented.

	2004	2005
Audit Fees(1)	$61,450	$53,500
Audit-Related Fees(2)	—	667
Tax Services(3)	2,750	4,000

(1)          Audit fees consist of fees for professional services rendered for the audit of Frederick County Bancorp, Inc.’s  consolidated financial statements and review of consolidated financial statements included in Frederick County Bancorp, Inc.’s quarterly reports and services normally provided by the independent auditor in connection with statutory and regulatory filings or engagements.

(2)          Audit-related fees are fees for professional services rendered for technical accounting consulting and research.

(3)          Tax services fees consist of compliance fees for the preparation of federal and state tax returns.

None of the engagements of McGladrey & Pullen, LLP or RSM McGladrey, Inc. to provide services other than audit services was made pursuant to the “de minimus” exception to the pre-approval requirement contained in the rules of the Securities and Exchange Commission and the Company’s audit committee charter.

COSTS OF SOLICITATION

The cost of the proxy solicitation is being borne by the Company. In addition to the use of the mail, proxies may be solicited personally or by telephone, by officers, regular employees or directors of the Company, who will not be compensated for any such services.

Brokerage firms, fiduciaries and other custodians who forward soliciting material to the beneficial owners of shares of common stock held of record by them will be reimbursed for their reasonable expenses incurred in forwarding such material.

FORM 10-K ANNUAL REPORT

The Company will provide to any shareholder solicited hereby, without charge, a copy of its Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission, upon written request. Requests should be directed to William R. Talley, Jr., Executive Vice President and Chief Financial Officer, Frederick County Bancorp, Inc., P.O. Box 1100, Frederick, Maryland 21702-0100.

SHAREHOLDER PROPOSALS

All shareholder proposals intended to be presented at the 2007 Annual Meeting of Shareholders must be received by the Company at the Company’s principal office in writing not later than November 2, 2006 for inclusion in the Company’s proxy statement and form of proxy relating to that meeting. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934. The Company must receive written notice of any shareholder proposal or nomination to be acted upon at the next annual meeting, for which inclusion in the Company’s proxy materials is not sought, not less than 30 days or more than 60 days prior to the 2007 Annual Meeting of Shareholders, which will be held on or about April 10, 2007.

OTHER BUSINESS

The Board of Directors knows of no matters to be presented for action at the meeting other than those mentioned above. However, if any other matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote on such other matters in accordance with their best judgment.

By Order of the Board of Directors
FREDERICK COUNTY BANCORP, INC.

March 3, 2006	Raymond Raedy, Secretary

REVOCABLE PROXY

FREDERICK COUNTY BANCORP, INC.

This Proxy is solicited on behalf of the Board of Directors

The undersigned hereby makes, constitutes and appoints William R. Talley, Jr. and Jay M. House, and each of them (with the power of substitution), proxies for the undersigned to represent and to vote, as designated below, all shares of common stock of Frederick County Bancorp, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Company’s Annual Meeting of Shareholders to be held on April 11, 2006 and at any adjournment or postponement thereof.

PROPOSAL 1.       ELECTION OF DIRECTORS

☐ FOR all nominees listed below (except as noted to the contrary below)

☐ WITHHOLD AUTHORITY to vote for all nominees listed below

Nominees:                                        Emil D. Bennett, John N. Burdette, John Denham Crum, George E. Dredden, Jr., William S. Fout, Helen G. Hahn, William J. Kissner, Martin S. Lapera, Kenneth G. McCombs, Farhad Memarsadeghi, Raymond Raedy.

(Instructions:  To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)

Important.  Please date and sign your name as addressed, and return this proxy in the enclosed envelope.  When signing as executor, administrator, trustee, guardian, etc., please give full title as such.  If the shareholder is a corporation, the proxy should be signed in the full corporate name by a duly authorized officer whose title is stated.

Signature of Shareholder

Signature of Shareholder

Dated: , 2006

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

☐ Please check here if you plan to attend the Annual Meeting.